Farmer Mac Wins Four National Top Workplaces Culture Excellence Awards

WASHINGTON, D.C., October 26, 2022 — Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced that it has earned four Culture Excellence awards issued by Energage, a research company that conducts the national Top Workplaces recognition program.

The awards were determined by the results of an employee survey conducted by Energage that measured engagement across multiple categories. Farmer Mac earned Top Workplaces Culture Excellence awards in four categories:

Innovation: Recognizes organizations that have created a culture where new ideas are encouraged, which helps employees to reach their full potential and benefits performance.
Employee Appreciation: These award-winning companies believe in the self-sustaining performance and positivity boost that results from genuine employee appreciation.
Compensation & Benefits: Celebrates organizations that provide packages their employees believe are fair for the work being done and compared to others in the industry.

Leadership: Celebrates organizational leaders who inspire confidence in employees and the company direction. The leaders listen to what matters most to employees and use that insight in decision making.

“I thank our employees for their honest and enthusiastic participation in this survey, which had a best-in-class response rate.These results are a validation of our ongoing efforts to foster an innovative and respectful culture at Farmer Mac—and this is just the start of what we can do,” said Bradford T. Nordholm, Farmer Mac’s CEO. “Farmer Mac’s dedicated employees and leaders are empowered to bring their best selves to work and to explore new and innovative ways to fulfill our vitally important mission. These awards are a reminder of the continuing importance of creating and maintaining a workplace where people feel passionate about what they do and the positive impact their work has on rural America.”

“At Farmer Mac, we are steadfastly committed to supporting all our employees,” said Kerry Willie, Farmer Mac’s Chief Human Resources Officer. “Offering exceptional, industry-leading benefits and a strong and supportive office culture is crucial to our efforts to not only attract but also to retain the best and brightest talent, and to keep them engaged and motivated to deliver exceptional work as we pursue our important mission.”

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. More information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
        Megan Murray-Pelaez, Media Inquiries
        (202) 872-7700

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